UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Kerry M. Stemler
   1725 E. Main St.
   New Albany, Indiana  47150

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares of Indiana, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   April, 2002

5. If Amendment, Date of Original (Month/Year)

   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (  ) Officer (give title below) ( ) Other
   (specify below)

   If officer, give title.

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir   |7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect     |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |(D)or   |                       |
                           |        |    | |                  | A/|           |  Owned at         |Indir   |                       |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)  |                       |
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Common stock                4/1/02   P       224 sh.           A   $17.25 sh.      20,102 sh.        D           N/A

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*--------------------------------------------------------------------------------  2,007 sh.         I        Spouse
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriv-   |Dir|Indirect    |
                      |or Exer-|     |      | rities Acqui  |Expiration |  Securities        |vative |ative       |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secur- |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |ity    |Bene-       |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:

Purchase of the Company's common stock on the open market for Mr. Stemler.

*No purchase made by Mrs. Stemler, just reporting the total amount of shares that she owns by herself.

/s/  Kerry M. Stemler              4/5/02
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Signature of Reporting Person       Date